Exhibit 99.1
                                Fiscal Year Ended
                                 April 30, 2006

Mass Megawatts Wind Power, Inc. (OTC bulletin Board: MMGW) reports results for the fiscal year ended April 30,2006.


WORCESTER, MA., July 20,2006 /PRNewswire-FirstCall/ -- Mass Megawatts Wind Power, Inc. (OTC Bulletin Board: MMGW) reports a net loss of ten cents per share or $316,565 in the fiscal year ended April 30, 2006. In the previous year, there was a net loss of 24 cents per share or $696,205.

In recent months, Mass Megawatts (www.massmegawatts.com) has been preparing the
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construction details and finance programs for the initial sales of its Multiaxis
Turbosystem.

Mass Megawatts on a mass production scale anticipates the cost reduction of producing wind power with 40% less cost than traditional wind power plants. For example, Mass Megawatts uses smaller blades utilizing a fraction of the material per rated kilowatt. Another advantage for Mass Megawatts is the lower maintenance cost with the generators and gearboxes being isolated from problem causing vibration. As a result, a major cause of premature failure is prevented.

In the past five years, the wind industry achieved a 29 percent growth rate. In 2005, more than $9 billion was invested in new wind power plants worldwide.

For more information, the web site is www.massmegawatts.com and the company can be reached at the phone number of (508) 751-5432.

This press release contains forward-looking statements that could be affected by risks and uncertainties, including but not limited to Mass Megawatts Wind Power, Inc. ability to produce a cost-effective wind energy conversion device. Among the factors that could cause actual events to differ materially from those indicated herein are: the failure of Mass Megawatts Wind Power, Inc. to achieve or maintain necessary zoning approvals with respect to the location of its MAT power developments; the ability to remain competitive; to finance the marketing and sales of its electricity; general economic conditions; and other risk factors detailed in periodic reports filed by Mass Megawatts Wind Power, Inc.

Contact:

Jon Ricker (508) 751-5432
JonRicker@massmegawatts.com

www.massmegawatts.com